Exhibit (j)(1) under Form N-1A
Exhibit 23 under Item 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 56 to the Registration Statement (Form N-1A, No. 2-91776) of Federated International Series, Inc. and to the incorporation by reference of our report dated January 22, 2010 on Federated International Bond Fund (one of the portfolios constituting Federated International Series, Inc.) included in its Annual Shareholder Report for the fiscal year ended November 30, 2009.

/s/ Ernst & Young LLP

Boston, Massachusetts
January 26, 2010